Exhibit 16


                   [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]



March 12, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Commissioners:

We have read the statements made by MidAmerican Energy Company (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated March 12, 1999. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with the Company's statements in paragraph b.


Very truly yours,


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP



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